                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 VIRAGEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 VIRAGEN, INC.
                        865 S.W. 78TH AVENUE, SUITE 100
                           PLANTATION, FLORIDA 33324

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 29, 1999

To The Stockholders of Viragen, Inc.

     PLEASE TAKE NOTICE that the 1998 Annual Meeting of Stockholders of Viragen, Inc., a Delaware corporation (the "Company"), will be held at the Signature Grand located at 6900 State Road 84, Davie, Florida, on June 29, 1999 at 2:00 P.M., Local Time, or at any and all adjournments thereof, for the following purposes:

          1. To elect three directors to the Board of Directors, who will be classified as Class A directors, to serve for the term of their designated class and until their successors have been elected and qualified;

          2. To approve the possible issuance of in excess of 19.99% of the presently issued and outstanding Common Stock of the Company for purposes of complying with the NASDAQ Stock Market, Marketplace Rule 4460(i)(1)(D);

          3. To authorize the Board of Directors to effect up to a 1-for-8 reverse stock split of the Company's outstanding Common Stock and simultaneously therewith reduce the number of shares of Common Stock the Company is authorized to issue;

          4. In the event the Board of Directors decides not to implement the aforementioned reverse stock split and reduction in capital to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company;

          5. To ratify the appointment of the Company's independent auditors;
     and

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Proxy Statement dated June 4, 1999 is attached.

     The Board of Directors has fixed the close of business on May 3, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The financial statements of the Company for the fiscal year ended June 30, 1998 are contained in the accompanying Annual Report on Form 10-K/A. The Annual Report does not form any part of the material for the solicitation of proxies. Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                            By Order of the Board of Directors,

                                            Dennis W. Healey, Secretary

Plantation, Florida
May   , 1999

     THIS IS AN IMPORTANT MEETING, AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. PROMPTNESS IN RETURNING THE EXECUTED PROXY CARD WILL BE APPRECIATED. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                 VIRAGEN, INC.
                        865 S.W. 78TH AVENUE, SUITE 100
                           PLANTATION, FLORIDA 33324

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Viragen, Inc., a Delaware corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Stockholders ("Annual Meeting") to be held at The Signature Grand located at 6900 State Road 84, Davie, Florida, on June 29, 1999 at 2:00 P.M., Local Time, or at any and all adjournments thereof. The cost of this solicitation will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1998, is being mailed together with this Proxy Statement and form of Proxy. The date of mailing of this Proxy Statement and form of Proxy is approximately June 4, 1999.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the close of business on May 3, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holder at any time before it is voted. Unless authority is withheld in writing, proxies which are properly executed will be voted for the proposals thereon. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the meeting, revoke the proxy and vote in person. The election of the directors nominated requires the affirmative vote of a plurality of the shares of the Company's common stock voting at the Annual Meeting in person or by proxy. The ratification of the appointment of the Company's auditors and the approval of the possible issuance of in excess of 19.99% of the presently issued and outstanding Common Stock of the Company will require the affirmative vote of a majority of the shares of the Company's common stock voting at the Annual Meeting in person or by proxy. The amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue, or alternatively, to implement up to a 1 to 8 reverse stock split of the outstanding shares of the Company's common stock and simultaneously reduce the number of shares of common stock the Company is authorized to issue by 33% of the reverse split ratio will require the affirmative vote of a majority of the shares of the Company's Common Stock outstanding on the record date.

     As of May 3, 1999, the record date for determining the stockholders of the Company entitled to vote at the Annual Meeting, 66,450,289 shares of the Common Stock of the Company, $.01 par value ("Common Stock"), were issued, of which 845,277 shares are held as treasury stock. Each share of Common Stock outstanding entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock outstanding (33,889,648 shares) as of the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum and have the effect of a negative vote on the approval of the Amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock, the reverse stock split and the reduction in authorized capital. Abstentions and broker non-votes will have no effect for the election of directors, the ratification of the Company's auditors or the issuers of in excess of 19.99% of the presently issued and outstanding Common Stock of the Company.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                                                                                SERVED AS
                                                                              OFFICER AND/OR
                                                                                 DIRECTOR
NAME                                AGE       POSITION WITH THE COMPANY           SINCE        CLASS
----                                ---   ----------------------------------  --------------   -----
Gerald Smith......................  68    Chairman of the Board and                1994          C
                                            President                              1993
Robert Zeiger.....................  54    Chief Executive Officer and              1995          B
                                            Director
Dennis W. Healey..................  50    Chief Financial Officer and              1980          B
                                            Treasurer
                                          Director, Executive Vice President       1984
                                            And Secretary                          1993
                                                                                   1994
Dr. Jay Sawardeker................  60    Chief Operating Officer and              1996
                                            Executive Vice-President --
                                            Technical Affairs
Dr. Joseph P. Morris..............  45    Vice President -- Research and           1995
                                            Development
Robert C. Rech....................  34    Senior Vice President                    1997
Carl N. Singer....................  80    Director                                 1997          C
Peter D. Fischbein................  58    Director                                 1981          B
Sidney Dworkin, Ph.D..............  77    Director                                 1994          A
Charles J. Simons.................  80    Director                                 1998          A
Jose I. Ortega....................  26    Controller                               1996

     On February 28, 1997, the Company amended its Certificate of Incorporation and established a classified Board of Directors commencing with the 1997 Annual Meeting, pursuant to which the Directors of the Company were divided into three subclasses consisting of Class A, Class B and Class C, respectively. The term of the Class A Directors initially will expire after the 1998 Annual Meeting of Stockholders; the term of the Class B Directors initially shall expire after the 1999 Annual Meeting of Stockholders; and the term of the Class C Directors initially shall expire after the 2000 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, Directors of the respective class whose term expired shall be elected, and the Directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuring Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified.

     Gerald Smith, In May 1993, Mr. Smith became President of the Company. Since 1982, Mr. Smith was a principal stockholder, President, Chief Executive Officer and director of Business Development Corp. ("BDC"), which has served as a managing entity and consultant to several high technology ventures including Compupix Technology Joint Venture. From August 1991 to December 1991, Mr. Smith was the Chief Executive Officer of Electronic Imagery, Inc., a company engaged in the development of imaging software. Mr. Smith is also the President, Chief Executive Officer and a director of Cinescopic Corporation and International Database Service, Inc., computer-oriented companies which developed database technology using the personal computer for audio, video, animation and real time communication.

     Mr. Smith has discontinued BDC's operations in order to devote all of his time to the Company. Mr. Smith is also Chairman of the Board and President of Viragen (Europe) Ltd ("VEL") and its subsidiaries and Viragen U.S.A., Inc.

     Robert H. Zeiger, was appointed Chief Executive Officer and Chief Operating Officer and was elected as a Director in May 1995. Mr. Zeiger has served as a pharmaceutical executive since 1971. From 1985 to 1994, Mr. Zeiger was employed by Glaxo, Inc., Research Triangle Park, North Carolina, serving as Vice President and General Manager of their Dermatological Division from 1985 to 1988 and Vice President and General Manager of Glaxo Pharmaceuticals from 1991 to 1994. Mr. Zeiger also served as Vice President, Marketing and Sales with Stiefel Laboratories, Inc., Coral Gables, Florida, from 1979 to 1985 and as National Sales Manager to Knoll Pharmaceutical Company, Whipping, New Jersey from 1971 to 1979. Mr. Zeiger was also

Chief Executive Officer and a Director of VEL. On July 31, 1998 Mr. Zeiger resigned for health reasons his position as Chief Executive Officer of the Company and Director of VEL, effective September 30, 1998. He will continue to serve as Vice Chairman and Senior Pharmaceutical Advisor to the Board and a member of the Executive Committee of the Board of Directors.

     Dennis W. Healey, is a Certified Public Accountant and was appointed Chairman of the Board and Chief Executive Officer on April 13, 1993. In June 1994, Mr. Healey relinquished that position as Chairman of the Board to Mr. Smith and in July 1994, relinquished the position of Chief Executive Officer upon the employment of Mr. Fistel. Upon Gerald Smith becoming President in May 1993, Mr. Healey became Executive Vice President and has served as Chief Financial Officer and Treasurer of the Company since 1980. Mr. Healey was appointed Secretary in 1994. Until his resignation in July 1996, Mr. Healy served as Senior Vice President, Principal Financial Officer and Treasurer of Medicore, Inc. a public company engaged primarily in electronics assembly and ownership of dialysis centers ("Medicore") and Executive Vice President of its Techdyne affiliate. He also served as Treasurer of most of Medicore's subsidiaries and as a Vice President of Dialysis Corporation of America ("DCA"), a subsidiary of Medicore and Secretary, Treasurer and director of other DCA subsidiaries. Mr. Healey joined Medicore in 1976 as its Controller. Mr. Healey is also Executive Vice President, Treasurer, Secretary and a Director of VEL and VUSA.

     Dr. Jay Sawardeker, the Company's Chief Operating Officer, joined the Company in 1996 as Executive Vice President, Technical Affairs. For over 25 years, Dr. Sawardeker has served in various pharmaceutical senior technical management capacities, primarily with the Glaxo Holdings organization. Most recently, he served as Corporate Vice President -- Worldwide Quality Assurance for Glaxo Holdings. Prior thereto, he served as Corporate Vice
President -- Manufacturing and Vice President -- Quality Assurance of Glaxo, Inc. Dr. Sawardeker also previously served as Director of QA for the Whitehall Laboratories division of American Home Products and Group Manager of QA for the Ortho Pharmaceutical division of Johnson & Johnson.

     Dr. Joseph Morris joined the Company as Director of Research & Development in January 1995 and was appointed Vice President in March 1996. Prior to joining the Company Dr. Morris served as Laboratory Head of the Production Development Group of Genetics Institute, Inc. From 1991-1993 he was Senior Scientist and Head of Process Biochemistry at Biogen, Inc., working on process development of Avonex(TM), Biogen's recombinant beta-interferon. He also served as Director of Bioprocess Development for PerSeptive Biosystems, Inc. Dr. Morris has specific expertise in the areas of biopharmaceutical protein characterization and purification, liquid phase chromatography with cytokines, and interferon biochemistry. He received his Ph.D. in Biochemistry and Biophysics in 1984 from the University of Notre Dame.

     Robert Rech joined Viragen as Senior Vice President in May 1997. Mr. Rech is responsible for the Company's relationships with the healthcare/life science investment community and its acquisition and strategic alliance activities. From 1988 to 1997, Mr. Rech served in various capacities in the Investment Banking Department at the Sumitomo Bank, Limited New York, NY, most recently as Vice President and Deputy Head of North American Operations. Mr. Rech provided the bank's clients with advisory services primarily relating to mergers, acquisitions and strategic alliances in the biotechnology area. During his last four years at Sumitomo, Mr. Rech advised North American life science and Japanese pharmaceutical/medical device companies with respect to cross-border strategic alliances.

     Carl N. Singer was elected a Director in August 1997 and also serves as Chairman of the Executive Committee of the Board of Directors. Mr. Singer is the Chairman of Fundamental Management Corporation, a Florida-based institutional investment fund. Mr. Singer has served as a Director, President and CEO of Sealy, Inc., Scripto, Inc. and the BVD Company.

     Peter D. Fischbein, is an attorney who has been practicing law for approximately 33 years. Mr. Fischbein served as the Company's Secretary between May and December 1994. His former law firm on occasion represented the Company, Medicore and the Viragen Research Associates Limited Partnership which has certain contracts with the Company. Mr. Fischbein is also a director of Medicore (since 1984) and Techdyne (since 1985). Mr. Fischbein has been general partner of several limited partnerships engaged in oil exploration and real estate development.

     Sidney Dworkin, Ph.D., elected a Director in August 1994, was a founder, former President, Chief Executive Officer and Chairman of Revco, Inc. Between 1987 and the present, Dr. Dworkin has also served as Chairman of Stonegate Trading, Inc., an importer and exporter of various health, beauty aids, groceries and sundries. Between 1988 and the present, Dr. Dworkin has served as Chairman of the Board of Advanced Modular Systems, which is engaged in the sale of modular buildings. Between June 1993 and the present, Dr. Dworkin has also served as Chairman of Comtrex Systems, Inc., which is engaged in development and sale of programmable cash registers. Dr. Dworkin also serves on the Board of Directors of CCA Industries, Inc., Interactive Technologies, Inc., Northern Technologies International Corporation and Crager Industries, Inc., all of which are publicly-traded companies.

     Charles J. Simons was elected to the Board of Directors in July 1998 and serves as Chairman of the Audit, Finance and Compensation Committee of the Board of Directors. Mr. Simons retired in 1981 as Vice Chairman of the Board and Executive Vice President of Eastern Airlines, Inc., where he served for more than 41 years. Mr. Simons also served as a Director and Chairman of the Executive Committee of the Board of Directors of American West Airlines until his resignation in September 1986. Mr. Simons currently serves as a Director and Vice Chairman of the Board of G.W. Plastics, Inc., a manufacturer of plastic products, Director and Chairman of the Finance Committee of Veridian Corporation, an aerospace subcontracting and consulting company, Director and Chairman of the Finance Committee or Renex Corp., a provider of hemodialysis services, Director and Chairman of the Finance Committee of DSS Corp., which provides training and markets products for use by diabetics, and Director of Arrow Air Corp., which is engaged in cargo transportation.

     Jose I. Ortega is a Certified Public Accountant and joined the Company as its Controller in June 1996. From 1993 until joining the Company, Mr. Ortega was a member of the Audit Staff of Ernst & Young LLP, the Company's independent audit firm.

     There is no family relationship between any of the officers and directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned at May 3, 1999 (i) by each person who is known by the Company to beneficially own, or exercise voting or dispositive control, 5% or more the Company's Common Stock on the record date based upon certain reports regarding ownership filed with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) by each of the Company's directors or nominees for directors and certain executive officers, and (iii) by all officers and directors as a group. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Except as otherwise indicated the business address for the persons set forth below is 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324. At May 3, 1999, there were 65,605,012 shares of Common Stock of the Company outstanding.

NAME AND ADDRESS                                               BENEFICIAL    PERCENT OF
OF BENEFICIAL OWNER                                           OWNERSHIP(1)    CLASS(2)
-------------------                                           ------------   ----------
Gerald Smith................................................   3,000,000(3)      4.4%
Robert H. Zeiger............................................   1,050,000(4)      1.6
Carl N. Singer..............................................   1,915,541(5)      2.8
Dennis W. Healey............................................   1,025,000(6)      1.5
Peter D. Fischbein..........................................     450,000(7)      0.4*
Sidney Dworkin, Ph.D........................................     375,244(8)      0.6*
Charles J. Simons...........................................      35,000(9)        *
Robert Salisbury............................................      25,000           *
Officers & Directors as a Group (12 persons)................   9,860,890        15.7

---------------

  *  Denotes less than 1%.
 (1) Based upon information furnished to the Company by the principal security holders or obtained from the stock transfer books of the Company. Other than indicated in the notes, the Company has been informed that such persons have sole voting and dispositive power with respect to their shares.
 (2) Based on 65,605,015 shares of Common Stock outstanding as of May 3, 1999. Exclusive of (i) 11,289 shares of Common Stock reserved for issuance pursuant to the conversion of 2,650 outstanding shares of Preferred Stock each convertible into 4.26 shares of Common Stock; and (ii) 12,429,674 shares of Common Stock reserved for issuance pursuant to exercise of options and warrants of the Company.
 (3) Mr. Smith is Chairman of the Board of Directors and President of the Company. Includes (i) 550,000 shares owned directly by Mr. Smith; (ii) 1,400,000 shares of Common Stock issuable upon the exercise of options exercisable at $.50 per share granted pursuant to Mr. Smith's October 6, 1995 Employment Agreement; (iii) 1,000,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted pursuant to Mr. Smith's March 1, 1997 Employment Agreement and (iv) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted to all Directors in February 1997.
 (4) Mr. Zeiger is Chief Executive Officer and a Director of the Company. Includes (i) 1,000,000 shares of Common Stock issuable upon the exercise of options exercisable at $.96 per share pursuant to Mr. Zeiger's May 9, 1995 Employment Agreement and (ii) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted to all Directors in February 1997.
 (5) Mr. Singer is a director of the Company. Includes (i) 79,500 shares owned directly by Mr. Singer and (ii) 1,836,041 shares held by Fundamental Management Corporation, an institutional investment fund for which Mr. Singer serves as Chairman.
 (6) Mr. Healey is Executive Vice President, Treasurer, Chief Financial Officer, Secretary and a Director of the Company. Includes (i) 375,000 shares held in Mr. Healey's name; (ii) 300,000 shares of Common Stock issuable upon the exercise of options exercisable at $.50 per share granted pursuant to Mr. Healey's October 6, 1995 Employment Agreement; (iii) 300,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted pursuant to Mr. Healey's March 1, 1997 Employment Agreement and (iv) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted to all Directors in February 1997.
 (7) Mr. Fischbein is a Director of the Company. Includes (i) 325,000 shares held in Mr. Fischbein's name; (ii) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.00 per share granted to all Directors in August 1994; (iii) 25,000 shares of Common Stock issuable upon the exercise of options exercisable at $.50 per share granted in October 1995; (iv) and 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted to all Directors in February 1997.
 (8) Mr. Dworkin is a Director of the Company. Includes (i) 175,244 shares owned directly by Mr. Dworkin and his wife; (ii) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.00 per share granted to all Directors in August 1994; (iii) 100,000 shares of Common Stock issuable upon the exercise of options exercisable at $.50 per share granted in October 1995; and (iv) 50,000 shares of Common Stock issuable upon the exercise of options exercisable at $3.22 per share granted to all Directors in February 1997.
 (9) Mr. Simons was elected a Director of the Company in July 1998. Includes (i) 10,000 shares owned directly by Mr. Simons and (ii) 25,000 shares of Common Stock issuable upon the exercise of options exercisable at $1.88 per share granted on July 31, 1998.
(10) Mr. Salisbury was appointed as Director of the Company in December 1998. Includes 25,000 shares of Common Stock issuable upon the exercise of options exercisable at $.75 per share granted on December 28, 1998.

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten (10%) stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were timely filed.

                             ELECTION OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. On February 28, 1997, the Company amended its Certificate of Incorporation and established a classified Board of Directors pursuant to which the Board of Directors of the Company was divided into three subclasses consisting of Class A, Class B and Class C, respectively. Each subclass of Directors has staggered terms of three years. The number of Directors in each class may be increased or decreased by the Board of Directors but each respective class must consist of as nearly equal a number of Directors as possible.

     At each Annual Meeting of Stockholders, directors of the respective class whose term expired shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified. Because the term of the Class A Directors expires after the Annual Meeting for which this proxy is being solicited, the names of the nominees listed below are being nominated to serve as Class A directors only. The term of the Class B Directors initially shall expire after the 1999 Annual Meeting of Stockholders, and the term of the Class C Directors initially shall expire after the 2000 Annual Meeting of Stockholders. The term of the Class A Directors elected at this Annual Meeting will expire at the Company's 2001 Annual Meeting of Stockholders.

     The following table sets forth the names of the nominees, their positions with the Company, the year, if applicable, in which they became Directors and other related information. Executive officers are elected annually and, except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

                             NOMINEES FOR ELECTION

                                                                   POSITION WITH     SERVED AS
NAME                                                         AGE    THE COMPANY    DIRECTOR SINCE   CLASS
----                                                         ---   -------------   --------------   -----
Sidney Dworkin, Ph.D.......................................  76      Director           1994          A
Charles J. Simons..........................................  80      Director           1998          A
Robert Salisbury...........................................  53      Director           1998          A

     Sidney Dworkin, Ph.D., elected a Director in August 1994, was a founder, former President, Chief Executive Officer and Chairman of Revco, Inc. Between 1987 and the present, Dr. Dworkin has also served as

Chief Executive Officer of Stonegate Trading, Inc., an importer and exporter of various health and beauty aids, groceries and sundries. Between 1988 and the present, Dr. Dworkin has served as Chairman of the Board of Advanced Modular Systems, which is engaged in the sale of modular buildings. Between June 1993 and the present, Dr. Dworkin has also served as Chairman of Comtrex Inc., which is engaged in development and sale of programmable cash registers. Dr. Dworkin also serves on the Board of Directors of CCA Industries, Inc., Interactive Technologies, Inc., Northern Technologies International Corporation and Crager Industries, Inc., all of which are publicly-traded companies.

     Robert C. Salisbury was appointed a Director of the Company in December 1998. From 1974 to 1995, Mr. Salisbury was employed by the Upjohn Company serving in several financial related positions including Manager of Cash Management, Internal Control and Corporate Finance from 1975 to 1981, Vice President from 1985 to 1990, Senior Vice President from 1991 to 1994 and Executive Vice President for Finance and Chief Financial Officer from 1994 to 1995. Following the merger of Pharmacia and Upjohn, Inc. in 1995, Mr. Salisbury served as Executive Vice President and Chief Financial Officer until 1998.

     There is no familial relationship between any of the officers and directors.

     During fiscal 1998, the Company's Board of Directors met twice.

     The Company has constituted an Audit, Finance and Compensation Committee and an Executive Committee. The Audit, Finance and Compensation Committee consists of Messrs. Simons (Chairperson), Dworkin, Salisbury and Healey. The Executive Committee consists of Messrs. Singer (Chairperson), Smith and Zeiger.

     The Audit, Finance and Compensation Committee oversees the Company's audit activities to protect against improper and unsound practices and to furnish adequate protection to all assets and records. The Audit, Finance and Compensation Committee also acts as liaison to the Company's independent certified public accountants, and conducts such work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. The Audit, Finance and Compensation Committee also provides overall guidance for officer compensation programs, including salaries and other forms of compensation and for implementation of the Company's budget process. Prior to fiscal 1998, the Company's Board of Directors acted as a whole as the Audit, Finance and Compensation Committee. During fiscal 1998, the Audit, Finance and Compensation Committee met on three occasions.

     The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters which by law may not be delegated. The Executive Committee will meet as necessary, and all actions by the Committee are to be reported at the next Board of Directors meeting. During fiscal 1998, the Executive Committee met on four occasions.

AUDIT, FINANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Currently, there are four members of the Audit, Finance and Compensation Committee, which was reorganized in February 1998, three of whom are outside Directors and one is an inside Director. The one inside Director is Dennis W. Healey, an Executive Vice President, Treasurer, Chief Financial Officer, and Secretary of the Company. Mr. Healey also serves in a similar capacity for one or more of the Company's subsidiaries. Mr. Healey abstains from any discussions or votes concerning his salary and other forms of compensation received from the Company. Discussions concerning the compensation received by Mr. Healey are set forth elsewhere in this Notice of Annual Meeting of Proxy Statement.

                EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     Audit, Finance and Compensation Committee Report on Executive Compensation. Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer (CEO) and other executive officers. The disclosure requirements for the CEO and executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental compensation decision affecting those individuals.

     Compensation Report. The Audit, Finance and Compensation Committee of the Board of Directors is responsible for establishing compensation levels and benefits for the executive officers of the Company. The Audit, Finance and Compensation Committee is also responsible for reviewing recommendations made by management regarding compensation, including stock options, and benefits for other employees.

     Executive Compensation Policy. For the last fiscal year, the goals established by the Audit, Finance and Compensation Committee for executive compensation are as follows:

     - to provide a compensation package which would attract and retain experienced, scientific pharmaceutical and administrative personnel;

     - to maintain reasonable yet competitive base salaries while conserving the liquid assets of the Company;

     - to provide an environment where innovation, dedication and success are rewarded; and

     - to provide participation in stock appreciation as part of an incentive based compensation package.

     The performance of executive officers is evaluated routinely by the Audit, Finance and Compensation Committee as well as by the Board of Directors as a whole. The Audit, Finance and Compensation Committee considers each employee's total compensation package, including base salary, stock options and other benefits as provided in their respective employment agreements.

     Chief Executive Officer. The Chief Executive Officer entered into a one-year employment agreement with the Company in August 1997; however, effective September 1998, the Chief Executive Officer resigned from his position for health reasons. Prior to such resignation, the Chief Executive Officer's employment agreement provided for the bulk of his compensation to be derived from appreciation in the Company stock and market value. His compensation consisted of a base annual salary of $120,000 and 1,000,000 stock options at the then current market value of $.96 per share, with 500,000 of such options being exercisable through May 8, 2001 and the remaining 500,000 options being exercisable through May 8, 2002. The Audit, Finance and Compensation Committee believed that this structure, heavily weighted towards performance compensation, would provide the motivational structure necessary for the competitive environment in which the Company operates.

     Chairman of the Board. The Chairman of the Board of Directors entered into two two-year employment agreements with the Company and Viragen (Europe) Ltd. in March 1997. The agreements entitle the Chairman to receive a combined salary of $262,000 and $282,000 for the first and second years of the agreement, respectively, and options to purchase 1,000,000 shares of common stock of the Company at an exercise price of $3.22 per share exercisable over a period of five years. The Audit, Finance and Compensation Committee believed that this structure, heavily weighted towards performance compensation, would provide the motivational structure necessary for the competitive environment in which the Company operates.

     Other Executive Officers. As with the compensation of the CEO, the Audit, Finance and Compensation Committee evaluates and establishes the compensation packages for other executive officers of the Company. These executives are evaluated routinely based on the effectiveness of their efforts in their respective areas of responsibility as well as their contribution to achieving the overall goals of the Company. The Audit, Finance and Compensation Committee has structured compensation packages so that the base salaries are conservative by pharmaceutical industry standards. The emphasis is on compensation through the issuance of stock options. As a consequence, the executive officers may maximize their total compensation through the attainment of corporate goals as reflected in appreciated stock values.

     Submitted by the Audit, Finance and Compensation Committee of the Board of
Directors:

  Charles J. Simons  Sidney Dworkin, Ph.D.  Robert Salisbury  Dennis W. Healey

SUMMARY COMPENSATION

     The following table sets forth information concerning the compensation and employment agreements of the Chief Executive Officers of the Company and four other most highly compensated executive officers as of June 30, 1998.

                                                            OTHER       RESTRICTED
NAME AND                                                    ANNUAL        STOCK      OPTIONS/      LTIP      ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY     BONUS     COMPENSATION     AWARDS     SARS (#)    PAYOUTS    COMPENSATION
------------------          ----   --------   --------   ------------   ----------   ---------   --------   ------------
Gerald Smith..............  1998   $263,000
  Chairman of Board         1997    175,885                                          1,050,000
  and President(1)          1996    154,615   $225,000     $14,000                   1,600,000
Robert H. Zeiger..........  1998    111,347
  CEO and Director(2)       1997     65,250     12,500       5,000                      50,000
                            1996     66,653                                            100,000
Dennis W. Healey .........  1998    240,500
  Exec. V.P., Treasurer,    1997    163,345                                            350,000
  CFO and Director(3)       1996     78,653     37,500       8,500                     500,000
Charles F. Fistel.........  1998    150,000
  Exec. V.P.                1997    138,886                                            300,000
  and Director(4)           1996    110,000                  6,000                     110,000
Jay Sawardeker............  1998    148,470
  Exec. V.P., and           1997    113,462                                            200,000
  Director(5)               1996                                                       250,000

---------------

(1) The Company entered into a two-year employment agreement with Mr. Smith, effective October 6, 1995 providing for an annual salary of $160,000 and $170,000 for the first and second years, respectively. The agreement provided for health, life insurance and similar employee benefits generally available to other employees of the Company, use of an automobile and related maintenance expenses and reimbursement of expenses incurred in fulfilling his normal responsibilities to the Company. In January 1996, Mr. Smith exercised options to purchase 750,000 shares of Common Stock through the issuance of a note in the principal amount of $217,500 with the shares being issued into escrow pending cash payments further providing the shares may be released from escrow in increments of no less than $3,000. Mr. Smith received a bonus equal to the par value ($7,500) of the shares purchased. On June 6, 1996, the Company forgave Mr. Smith's note in lieu of bonus for the 1996 fiscal year, following unanimous approval of the independent members of the Board of Directors. On March 1, 1997 Mr. Smith entered into a two-year employment agreement, superseding all previous agreements, under terms similar to his previous employment agreement. The agreement provided for a salary of $190,000 and $200,000 for the first and second years, respectively, and further provided for options to purchase 1,000,000 shares of common stock at $3.22 per share, exercisable over five years.

    On March 1, 1997, Viragen (Europe) Ltd. also entered into a two-year employment agreement with Mr. Smith under terms similar to his employment agreement with the Company, providing for an annual salary of $10,000 and $20,000 for the first and second years, respectively. This agreement was amended on July 3, 1997, providing for an annual salary of $72,000 for the period July 1, 1997 through June 30, 1998 and $82,000 for the period from July 1, 1998 through February 28, 1999. Mr. Smith serves as the President and Chairman of Viragen (Europe) Ltd.

(2) On May 9, 1995, the Company entered into a two-year employment agreement expiring May 1, 1997, with Robert H. Zeiger to serve as Chief Executive Officer and Chief Operating Officer of the Company at an annual salary of $120,000. The agreement provided for health, life and similar employee benefits generally made available to other employees of the Company, use of an automobile and related maintenance expenses and reimbursement for expenses incurred in fulfilling his normal responsibilities to the Company. The agreement provided for the issuance of options to purchase the aggregate of 1,000,000 shares of Common Stock of the Company at an exercise price of $.96 per share, exercisable with respect to 500,000 shares commencing May 8, 1996 through May 8, 2001 and exercisable for the remaining 500,000 shares commencing May 8, 1997 through May 8, 2002. The options are terminable prior to the lapse of their respective terms only if Mr. Zeiger's employment should be terminated for cause, and, in that event, the options must be exercised to the extent that they have vested within 90 days of such termination. On August 1, 1997 Mr. Zeiger entered into a one year employment agreement under terms similar to his previous agreement except for certain notice of termination provisions. This agreement provided for a salary of $120,000 per year with an additional $5,000 per month, payable monthly, for the first six months of the contract term. In July 1998, Mr. Zeiger resigned for health reasons his position as Chief Executive Officer of the Company and Director of VEL, effective September 30, 1998. Mr. Zeiger will continue to serve as Vice Chairman and as Senior Pharmaceutical Advisor to the Board and a member of the Executive Committee of the Board of Directors.

(3) The Company entered into a two-year employment agreement with Mr. Healey, effective October 6, 1995, providing for an annual salary of $80,000 and $85,000 for the first and second years, respectively. In July 1996, Mr. Healey entered into an additional employment agreement with Viragen (Europe) Ltd. This agreement provided for a salary of $85,000 per year and expired in September 1997. In January 1996, Mr. Healey exercised options to purchase 125,000 shares of Common Stock through the issuance of a note in the principal amount of $36,250 with the shares being issued into escrow pending cash payments further providing the shares may be released from escrow in increments of no less than $3,000. Mr. Healey received a bonus equal to the par value ($1,250) of the shares purchased. On June 6, 1996, the Company forgave Mr. Healey's note in lieu of bonus for the 1996 fiscal year, following unanimous approval of the independent members of the Board of Directors. On March 1, 1997 Mr. Healey entered into two-year employment agreement, superseding all previous agreements, under terms similar to his previous employment agreements. The agreement as amended July 1, 1997, provided for a salary $190,000 and $195,000 for the first and second years, respectively, and further provided for options to purchase 300,000 shares of common stock at $3.22 per share, exercisable over five years.

    On July 30, 1996 Viragen (Europe) Ltd. entered into a two-year employment agreement with Mr. Healey under the terms similar to his employment agreement with the Company, providing for a salary of $14,200 for the two month period ending September 30, 1996 and $85,000 for the year ended September 30, 1997. On March 1, 1997 Mr. Healey entered into a two-year employment agreement subsequently amended on July 3, 1997, to run concurrent with Mr. Smith's and superseding all previous agreements. This agreement provided for a salary of $31,700 for the four month period ending June 30, 1997, $52,000 for the year ended June 30, 1998 and $38,000 for the eight month period ending February 28, 1998. Mr. Healey serves as Executive Vice President, Chief Financial Officer, Secretary and Director of Viragen (Europe) Ltd.

(4) On July 1, 1996, the Company entered into a two-year employment agreement with Charles Fistel to serve as Executive Vice President, providing for an annual salary of $140,000 and $150,000 for the first and second years, respectively. The agreement provided for health and life insurance, and similar employee benefits generally made available to other employees of the Company, use of an automobile and related expenses. In February 1997, the Company issued to Mr. Fistel five-year options to purchase 250,000 shares at $2.75 per share. The Company recognized $218,750 in compensation expenses as a result of the issuance of these options. On July 1, 1998, upon the expiration of Mr. Fistel's 1996 agreement, the Company entered into a two year employment agreement with Mr. Fistel under terms similar to his previous employment, modified to increase his salary to $172,500 during the two year term. In May 1999, Mr. Fistel resigned from the Company upon the expiration of his employment agreement.

(5) From March 1996 to May 1996, Dr. Sawardeker served as an consultant to the Company in scientific affairs. On May 6, 1996, Dr. Sawardeker entered into a two year employment agreement effective July 1, 1996, providing for a salary of $100,000 for the first and second years, respectively, and the issuance of a five year option to acquire 250,000 shares of Common Stock, exercisable at $1.80 per share, with one third of the options vesting on the effective date of the employment agreement and an additional one third vesting on the first and second anniversary dates, respectively. Dr. Sawardeker's employment agreement was subsequently amended and extended through June 30, 1999, providing for an annual salary of

    $150,000 for the period from February 10, 1997 to February 9, 1998 and $160,000 for the period from February 10, 1998 to June 30, 1999. Dr. Sawardeker's amended employment agreement also provided for the grant of an option to acquire 200,000 shares of Common Stock, exercisable at $l.59 per share with all options vesting June 30, 1999.

In November 1995, Viragen (Scotland) Ltd. ("VSL"), a wholly-owned subsidiary of VEL issued an aggregate of 7.144 shares of VSL common stock at $56.00 per share to individual's serving as officers and directors of VEL and one employee of the Company. Pursuant to the Agreement and Plan of Reorganization, these shares were exchangeable into an aggregate of 400,000 shares of VEL. Of these options, 100,000 were granted each to (i) Mr. Gerald Smith, (ii) Mr. Robert H. Zeiger, and (iii) Mr. Dennis W. Healey, all serving as officers and directors of VEL, and one employee of the Company. All options on VSL were exercised and the related shares exchanged for VEL common stock. The Company recognized $243,000 in compensation expense in fiscal 1996 as a result of the issuance of these shares.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the grant of options to purchase shares of Common Stock during the fiscal year ended June 30, 1998 to each person named in the Summary Compensation Table.

                                                 NUMBER OF     % OF TOTAL
                                                 SECURITIES   OPTIONS/SARS
                                                 UNDERLYING    GRANTED TO   EXERCISE OR
                                                OPTIONS/SARS  EMPLOYEES IN  BASE PRICE   EXPIRATION
NAME                                             GRANTED(#)   FISCAL YEAR   ($/SHARES)      DATE
----                                            ------------  ------------  -----------  ----------
Gerald Smith..................................            --            --           --          --
Robert H. Zeiger..............................            --            --           --          --
Dennis W. Healey..............................            --            --           --          --
Charles F. Fistel.............................            --            --           --          --
Jay Sawardeker................................            --            --           --          --

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the exercise of options to purchase shares of Common Stock during the fiscal year ended June 30, 1998 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 1998 fiscal year.

                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                     AND 1998 FISCAL YEAR END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                          VALUE REALIZED                                    IN THE MONEY OPTIONS AT
                                           MARKET PRICE       NUMBER OF UNEXERCISED         FY-END (BASED ON FY-END
                              SHARES       AT EXERCISE          OPTIONS AT FY-END           PRICE OF $1.87 END/SHARE
                             ACQUIRED       LESS PRICE     ----------------------------   ----------------------------
NAME                        ON EXERCISE    EXERCISABLE     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                        -----------   --------------   -----------    -------------   -----------    -------------
Gerald Smith..............        --         $     --       2,700,000                     $2,235,500       $
Robert H. Zeiger..........        --               --       1,050,000                        910,000
Dennis W. Healey..........        --               --         900,000                        728,500
Charles F. Fistel.........        --               --         710,000                        621,700
Jay Sawardeker............        --               --         250,000        200,000          56,000

1997 AMENDED STOCK OPTION PLAN AND 1995 AMENDED STOCK OPTION PLAN

     On May 15, 1995, the Board of Directors adopted, subject to approval by the stockholders, a stock option plan called the "1995 Stock Option Plan." On September 22, 1995, the Board of Directors amended the 1995 Stock Option Plan (collectively the "95 Plan") to define certain terms and clarify the minimum exercise price of the Non-Qualified Options, described herein, as not less than 55% of the fair market value. The 95 Plan was submitted to the stockholders of the Company at the Annual Meeting of Stockholders held on December 15, 1995, and the Stockholders ratified the Plan at that time.

     On January 27, 1997 the Board of Directors adopted, subject to approval by the stockholders, a stock option plan called the "1997 Stock Option Plan" (the "97 Plan"), containing terms and provisions similar to the 95 Plan. The 97 Plan was submitted to the Stockholders for approval at the Annual Meeting of Stockholders held on February 28, 1997 at which time the Plan was ratified. On April 24, 1998 the Board of Directors adopted, subject to ratification by the stockholders, an amendment to the 1997 Plan reserving an additional 1,000,000 shares of Common Stock for issuance under the 1997 Plan, thereby reserving an aggregate of 4,000,000 shares of Common Stock for issuance pursuant to options granted under the 1997 Plan. On July 31, 1998, the stockholders ratified this amendment to the 1997 Plan.

     Under both the 95 Plan and the 97 Plan (collectively the "Plans"), the Company has reserved 8,000,000 shares (4,000,000 shares -- 95 Plan and 4,000,000 shares -- 97 Plan) of Common Stock for issuance pursuant to options granted under the Plans ("Plan Options"). The Audit, Finance and Compensation Committee of the Board of Directors (the "Committee") and the Board of Directors currently administer the Plans including, without limitation, the selection of the persons who will be granted Plan Options under the Plans, the type of Plan Options to be granted, the number of shares subject to each Plan Options and the Plan Options price.

     Plan Options granted under the Plans may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plans also allow for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant.

     The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.

     The per share purchase price of shares subject to Plan Options granted under the Plans may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plans.

     Officers, directors, key employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Plans. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

     Incentive Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. Under a recent amendment to the 1997 Plan, Non-qualified Options may be transferable under limited circumstances to facilitate estate planning if authorized by the Board of Directors or the Committee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a director is terminated for any reason, other then death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination unless otherwise extended by the Board. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the

Plan Option or the date one year following the date of the optionee death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

     The Board of Directors or Committee may amend, suspend or terminate the Plans at any time, except that no amendment shall be made which (i) changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plans. Unless the Plans shall theretofore have been suspended or terminated by the Board of Directors, the 95 Plan shall terminate on May 15, 2005 and the 97 Plan shall terminate on January 27, 2007. Any such termination of either Plan shall not affect the validity of any Plan Options previously granted thereunder.

     As of May 3, 1999, 3,991,500 options have been issued under the 1995 Amended Stock Option Plan and 3,081,000 options have been issued under the 1997 Stock Option Plan.

ADDITIONAL STOCK OPTIONS

     During fiscal 1998, the Company issued 449,500 options to purchase Common Stock to a consultant and employees of the Company exercisable at prices varying from $1.00 to $2.50 per share during the five-year term of the options.

     In February 1997, the Board of Directors awarded options to purchase 1,750,000 shares of Common Stock to officers and directors of the Company exercisable over five years at an exercise price of $3.22 per share. The options were granted to the following individuals: Gerald Smith (1,050,000), Robert H. Zeiger (50,000), Dennis W. Healey (350,000), Charles F. Fistel (50,000), Peter
D. Fischbein (50,000), Sidney Dworkin (50,000), Jay Haft (50,000), William B. Saeger (50,000) and Fred D. Hirt (50,000). In addition, between August 1996 and June 1997, the Company awarded options to purchase up to 459,500 shares of Common Stock to other employees of the Company (inclusive of 250,000 shares to Charles F. Fistel), which options are exercisable at prices ranging from $1.97 to $3.69 per share during the five-year term of the options.

     On October 6, 1995, the Board of Directors awarded options to purchase 2,935,000 shares of Common Stock to the officers, directors and key employees of the Company exercisable of $0.50 per share at any time on or prior to October 6, 2000. The options were granted to the following individuals: Gerald Smith (1,600,000), Robert H. Zeiger (100,000), Dennis W. Healey (500,000), Charles F.
Fistel (110,000), Peter D. Fischbein (225,000), Sidney Dworkin (100,000), Jay W. Haft (100,000), William B. Saeger (100,000) and to key employees (100,000). In addition, between October 1995 and June 1996, the Company awarded options to purchase up to 500,500 shares of Common Stock to other employees of the Company, which options are exercisable at prices ranging from $0.50 to $5.90 per share during the five-year term of the options.

     In June 1995, the Company issued 33,000 Incentive Stock Options to non-executive employees under the 1995 Plan. The options granted vest over different periods not exceeding two years.

     In May 1995, the Company issued options to purchase 1,000,000 shares to Mr. Robert H. Zeiger, former Chief Executive Officer, and a Director, pursuant to an Employment Agreement. Under the terms of the Agreement, 500,000 options became exercisable in May 1996 and 500,000 options became exercisable in May 1997. The options carry a five year term and are exercisable at $.96 per share, which represented the market value of the Common Stock at the date of grant.

     In August 1994, the Company issued five-year options to purchase an aggregate of 350,000 shares exercisable at $1.00 per share which were divided equally among the seven directors of the Company (one of whom subsequently resigned). In addition, between May 1994 and March 1995, the Company issued five-year options to purchase an aggregate of 570,000 shares of Common Stock at exercise prices ranging from $.62 to $1.00 per share to six key employees.

                    PERFORMANCE GRAPH -- STOCKHOLDER RETURN
                                ON COMMON STOCK

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG VIRAGEN, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ HEALTH SERVICES INDEX




                              (PERFORMANCE GRAPH)




----------------------

* $100 INVESTED ON 6/30/93 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 8, 1995, the Company consummated an Agreement and Plan of Reorganization with Sector Associates, Ltd. (the former name for Viragen (Europe), Ltd.) ("VEL") pursuant to which VEL acquired 100% of the outstanding capital stock of Viragen (Scotland) Ltd. in exchange for which Viragen received newly issued shares of convertible securities of VEL which represented approximately 94% of the then issued and outstanding capital of VEL. Prior thereto, on July 12, 1995, Viragen Technology, Inc., a wholly-owned subsidiary of the Company, entered into a License Agreement with VSL pursuant to which VSL obtained certain exclusive rights applicable to the EU countries and none-exclusive rights throughout the world (except within the United States and its territories) to engage in the manufacture and distribution of certain proprietary products and technologies relating to the therapeutic application of human Leukocyte interferon. The term of the license is for 15 years, which is automatically renewed for successive 15-year periods. At the present time, the Company maintains at 70.3% capital stock interest in VEL, which in turn owns all of the capital stock of VSL.

     Messrs. Gerald Smith and Dennis W. Healey, who are principal executive officers with the Company, also serve as the principal executive officers of VEL. Messrs. Smith and Healey also serve as principal executive officers of the Company's majority-owned subsidiary Viragen U.S.A., Inc. Commencing in July 1996, following his resignation from Medicore and subsidiaries, Mr. Healey who is serving as VEL's Executive Vice President, Treasurer and Secretary, began receiving an annual salary of $85,000 per year from VEL. On March 1, 1997, Messrs. Smith and Healey entered into two year employment agreements, subsequently amended, with VEL until terms similar to their employment agreements with the Company. The Agreements provide for annual salaries of $72,000 and $52,000, respectively. In November 1995, VSL issued options to purchase 100,000 share of each of its Common Stock to Messrs. Smith, Zeiger (former VEL Director) and Healey, which following the consummation of the Sector reorganization agreements, were converted into options to purchase and aggregate of 300,000 shares of Common Stock of VEL exercised at $.001 per share. All of such options were exercised on January 31, 1996.

     On April 25, 1997, the Company loaned William Saeger, a former Director $100,000, receiving a one year Promissory Note bearing interest at 8 1/2%. In April 1998, Mr. Saeger defaulted on the Note. Due to a subsequent deterioration in Mr. Saeger's health and financial condition, the Company was unable to ascertain the amounts, if any, which could ultimately be realized on the Promissory Note. Accordingly, the entire amount due under the Note with related accrued interest of approximately $10,000 was written-off as uncollectible at June 30, 1998.

     On September 1, 1998, Messrs. Smith and Healey each exercised 250,000 options to purchase Common Stock of the Company. The options were exercised through the issuance of Promissory Notes payable to the Company totaling $300,000, and related Pledge and Escrow Agreements. The Promissory Notes bear interest at 5.47%, payable semi-annually and are secured by the underlying Common Stock purchased, which shares are being held in escrow pending payment of the related Notes pursuant to the provisions of the Pledge and Escrow Agreements.

APPROVAL OF NOMINEES

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS SET FORTH ABOVE.

               APPROVAL OF THE POSSIBLE ISSUANCE OF IN EXCESS OF
                 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING
                          COMMON STOCK OF THE COMPANY.

     On March 17, 1999, we entered into a purchase agreement (the "Agreement") with The Isosceles Fund ("Isosceles") and Cefeo Investments Limited ("Cefeo"). The Agreement:

     - describes the terms pursuant to which we issued Isosceles and Cefeo 8% Redeemable Promissory Notes (the "Notes") in the principal amount of $2,000,000 and warrants to purchase shares of our common stock (the "Warrant aggregate");

     - limits our ability under certain circumstances to issue shares of our common stock or securities convertible or exercisable into our common stock without the consent of Isosceles and Cefeo for up to 195 days from the date of the Agreement;

     - require us to indemnify Isosceles, Cefeo and their respective officers, directors and affiliates from and damages they may incur if we breach the Agreement; and

     - give Isosceles a right of first refusal to participate in certain equity financings we undertake for a period of 360 days following the date of the Agreement.

     At the same time we executed the Agreement, we entered into a Memorandum of Agreement with Isosceles which gives the Company the option, subject to the Company's complying with certain conditions, to sell Isosceles an aggregate of up to $7,000,000 of promissory notes and warrants materially identical to the Notes and Warrants.

     The Board has unanimously approved and recommended for submission to the stockholders of the Company the ratification and confirmation of the transactions set forth in the Agreement and the Memorandum of Agreement and the issuances of the shares of Common Stock issuable upon conversion or exercise of the rates and warrants issued pursuant thereto. Pursuant to Rule 4460(i)(1)(D) of the Nasdaq Stock Market, Inc. ("Rule 4460(i)(1)(D)"), the Company is required to obtain Stockholder approval in connection with any transaction, other than a public offering, which involves the issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) at a price below market value which equals 20% or more of the Common Stock of the Company outstanding before the issuance of such securities. Inasmuch as the number of shares of Common Stock of the Company to be issued pursuant to the Agreement and the Memorandum of Agreement will be determined at the time of conversion is based on a conversion factor calculated on the market price of the Company's Common Stock as described below, the exact number of shares of Common Stock to be received pursuant to the Agreement cannot be currently determined, but could possibly exceed such 20% limitation.

     Accordingly, the Board has determined to obtain ratification and confirmation of the shares issuable upon conversion and exercise of the Notes and Warrants and the notes and warrants issued pursuant to the Memorandum of Agreement in order to avoid a possible conflict with Rule 4460(i)(1)(D), which could possibly result in the removal of the Company's Common Stock from inclusion on the Nasdaq National Market.

THE NOTES

     The aggregate principal amount of the Notes we issued to Isosceles and Cefeo pursuant to the Agreement was $2,000,000. The principal amount of the Notes accrues interest at a rate of 8% annually.

     Optional Pre-Payment. At our option, we may pre-pay (the "Pre-Payment") the Notes at 120% of their outstanding principal balance plus the accrued interest until June 30, 1999 (the "Registration Period").

     Mandatory Redemption. If we do not obtain the approval of our stockholders to complete up to a 1 to 8 reverse stock split of our outstanding common stock by May 30, 1999, subsequently amended to June 30, 1999, the Note holders may require us to redeem an amount of the Notes or any shares of our common stock issued to the Note holders upon conversion of the Notes (the "Conversion Shares") necessary to permit:

     - conversion of the remaining Note(s);

     - re-sale of the Conversion Shares;

     - issuance of the Additional Shares (as defined below); and

     - exercise of the Warrants;

without violating NASDAQ rules. Any redemption we would be required to make would be at a cash price equal to the greater of 125% of the face amount of the Notes or the Conversion Shares (valued at the applicable Conversion Price for such shares) being redeemed plus certain fees.

     Conversion. If we do not pre-pay or redeem the Notes, then on the trading day following the sooner of the end of the Registration Period or the date a registration statement registering the Conversion Shares becomes effective (the "Pre-Payment Deadline") and the 30th day after the Pre-Payment Deadline (the "Conversion Dates"), one-half of the principal balance and accrued interest on the Notes will automatically convert into shares of our Common Stock. Subject to certain adjustments, the conversion price per share(the "Conversion Price") will be the lesser of (a) $0.644 (the "Closing Market Price") and (b) the lowest closing bid price of our common stock during the ten consecutive trading days immediately preceding the applicable Conversion Date (the "Future Price"). The number of Conversion Shares that will be issued to each Note holder will be determined by dividing the principal balance and accrued interest on the Notes by the respective Conversion Price.

     In addition to the Conversion Shares, the Note holders are entitled to receive additional shares (the "Additional Shares") of our common stock on the trading days following 30 days and 60 days after the Pre-

Payment Deadline (each a "Re-Set Date"). The number of Additional Shares the Note holders are entitled to receive will be calculated by subtracting 1 from the quotient obtained by dividing the Closing Market Price by the Future Price multiplied by 1.2 on the first Re-Set Date and 1.22 on the second Re-Set Date (the "Applicable Rates") multiplied by the number of Conversion Shares.

     If we do not deliver the Conversion Shares and the Additional Shares to the Note holders within four business days after we receive proper notice from the Note holders (a "Delivery Default"), we must pay each Note holder $500 in cash for each of the first two days beyond such date, and $2,500 in cash for each day thereafter we do not deliver the Conversion Shares or the Additional Shares (the "Late Fee"). The Late Fee may, at the Note holders' option, be added to the principal amount of the Note.

     In addition to the Late Fee, if a Delivery Default occurs because we do not have enough authorized but unissued shares of our common stock to deliver to the Note holders, we must issue the Note holders all of the shares of Common Stock which are then available. All of the Conversion Shares which the Note holders are entitled to receive which we are unable to deliver (the "Excess Amount") as a result of a Delivery Default must be delivered to the Note holders on the first date which they become available. On the date the shares become available, the Conversion Price for the Excess Shares will be adjusted to the lower of (i) the Conversion Price on the Delivery Default date and (ii) the Conversion Price on the Conversion Date thereafter elected by the Holder in respect thereof. The number of Additional Shares shall be adjusted to reflect the Applicable Rate up to the date of actual delivery.

     If a Delivery Default occurs, we must also make certain payments to the Note holders based on the number of days the Delivery Default exists ("Delivery Default Payments"). The accrued Delivery Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock) at the market price, at the Note holder's option. In the event the Note holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price in effect at the time of conversion.

     Restriction. As long as the Notes are outstanding, we may not pay any dividend, redeem any of our outstanding securities, assume any liability for borrowed money, lend money or guarantee any obligations, incur any obligations senior to the Notes, sell or lease assets (except in the ordinary course of business) without the prior written consent of the Note holders.

     Default. If we default on our obligations under the Agreement or the Note, the Note holders may require us to immediately pay no less than, and possibly more than, 130% of the principal balance, the accrued interest and any other sums due the Note holders under the Notes (the "Default Amount"). If we fail to pay the Default Amount within five business days of written notice that such amount is due and payable, we may be required to immediately issue, in lieu of a Default Amount, a number of shares of our Common Stock equal to the Default Amount divided by the Conversion Price then in effect.

THE WARRANTS

     The Warrants entitle Isosceles and Cefeo to purchase an aggregate of 699,029 shares of our common stock subject to adjustment (the "Warrant Shares"). The placement agent also received 155,339 warrants. The Warrants are exercisable until March 17, 2004. Subject to certain adjustments, the Warrants are exercisable at $0.77, a price per share equal to 120% of the Closing Market Price (the "Exercise Price"). If, however, the Future Price, as defined above, is lower than the Exercise Price on the first Conversion Date, then the Exercise Price will be the Future Price (the "Adjusted Exercise Price"). If the Future Price on the second Conversion Date is lower than the Exercise Price and the Adjusted Exercise Price, then the Exercise Price shall be such Future Price. The Warrants also contain a cashless exercise provision.

     With certain limited exceptions, we must reduce the exercise price of the Warrants if we sell shares of our common stock, grant options (or adjust the exercise price of options) or issue other securities convertible into our common stock at prices less than the Closing Market Price. We are required to pay the Warrant holders a fee of up to $2,500 per day if we do not deliver the Warrant Shares within three trading days after the Warrant as specified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE POSSIBLE ISSUANCE OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF THE COMPANY PURSUANT TO THE AGREEMENT AND THE MEMORANDUM OF AGREEMENT.

REGISTRATION RIGHTS

     If any of the following events occur we will be required to pay Isosceles and Cefeo an additional fee.

          i. We fail to have a registration statement registering the shares of Common Stock issuable on the exercise or conversion of the notes and warrants effective on or before June 30, 1999;

          ii. We fail to maintain the effectiveness of the registration statement registering such shares; or

          iii. Our Common Stock is de-listed from trading on NASDAQ.

     The amount of the fee for each separate default is two percent (2%) of the principal amount of the Notes converted plus the exercise price paid for Warrants exercised plus the principal amount of outstanding unconverted Notes.

     We are also obligated to redeem all notes, warrants and common stock issued upon exercise or conversion of either Notes or Warrants if, beginning September 13, 1999, the registration statement ceases to be effective for a period of 30 consecutive business days or 60 business days during any 12 month period.

       AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT UP TO A 1-FOR-8 REVERSE
         STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK AND SIMULTANEOUSLY
         REDUCE THE NUMBER OF SHARES OF COMMON STOCK, DEPENDING UPON A
      DETERMINATION BY THE BOARD THAT A REVERSE STOCK SPLIT IS IN OUR BEST
                         INTEREST AND OUR STOCKHOLDERS.

     On January 29, 1999, our Board of Directors voted unanimously to authorize and recommend that our shareholders approve a proposal to effect up to a 1-for-8 reverse stock split (the "Reverse Stock Split") of our Common Stock that may be effected by our Board depending on market conditions. Pursuant to the Reverse Stock Split, each eight (or such lesser number of as the Board of Directors deems appropriate) of the outstanding shares of our Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one share of our Common Stock (the "New Shares"). Simultaneously with the effectuation of the Reverse Stock Split, we will reduce the number of shares of our Common Stock we are authorized from 75,000,000 shares to 50,000 million shares (the "Reduction"). The Reverse Stock Split and Reduction, if authorized by our stockholders, will be effected only upon a determination by our Board of Directors to such effect, that the Reverse Stock Split and Reduction will result in the greatest marketability and liquidity of our Common Stock, based upon the prevailing market conditions, the likely effect on the market price of our Common Stock and other relevant factors. The Reverse Stock Split and Reduction will become effective upon filing of a Certificate of Amendment (the "Certificate of Amendment") to our Certificate of Incorporation with the Delaware Secretary of State, but our Board of Directors reserves the right not to implement the Reverse Stock Split and Reduction and make such filing if it deems it appropriate not to do so.

PURPOSE AND EFFECT OF PROPOSED REVERSE STOCK SPLIT AND THE REDUCTION

     The Board believes the Reverse Stock Split may be desirable because it will assist us in continuing to meet the requirements for continued listing on the Nasdaq Stock Market's National Market ("Nasdaq") by helping to raise the trading price of our Common Stock. One of the key requirements for continued listing on Nasdaq is that our Common Stock must maintain a minimum bid price above $1.00 per share. We were notified by Nasdaq that we were not in compliance with the listing rules because the closing minimum bid price per share of our Common Stock has remained below $1.00 for 30 consecutive business days. While we had anticipated that with the elimination of the overhand overlong represented by the existence of shares of convertible preferred stock would improve the price level of our Common Stock, our Common Stock price level has still not recovered sufficiently in the short term. In addition our Board also believes that the higher share price which should result from the Reverse Stock Split will help generate interest in us among investors.

     The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the market price per New Share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of our Common Stock outstanding resulting from the Reverse Stock Split, or that such price will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The Reverse Stock Split will effect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split one Share of our Common Stock.

     The Reverse Stock Split would have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock. Upon the effectiveness of the Reverse Stock Split, the number of shares owned by each holder of Common Stock will be reduced by the ratio of 8 to 1 (or such lesser ratio as the Board of Directors deems appropriate) shares of Common Stock he or she owned immediately prior to the Reverse Stock Split. If the Board chooses to effectuate the Reverse Stock Split, the Board will simultaneously reduce the number of shares of common stock we are authorized to issue by 33% of the ratio of the Reverse Stock Split. The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

     Assuming a 1-for-8 Reverse Stock Split, the principal effect of the Reverse Stock Split and the Reduction will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 65,605,012 shares to approximately 8,200,627 shares, (ii) the Reduction would result in the number of shares of Common Stock we are authorized to issue being reduced from 75,000,000 to 50,000,000; (iii) all outstanding shares of Series A Preferred Stock and Series I Preferred Stock entitling holders thereof to receive, upon conversion, shares of Common Stock will enable such holders to receive, upon conversion thereof, the same percentage of outstanding shares of Common Stock which such holders would have received upon conversion thereof immediately preceding the Reverse Stock Split, (iv) all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, one-eighth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Stock Split at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split, and (v) the number of shares included in the our 1997 Amended Stock Option Plan and 1995 Amended Stock Option Plan will be reduced to one-eighth of the number of shares currently included in such Stock Option Plans. Options held by officers and directors of the Company will be similarly effected.

     Pursuant to the Reverse Stock Split, the par value of the Common Stock will remain $.01 per share. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced to one-eighth of its present amount (assuming a 1-for-8 Reverse Stock Split), and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.

MANNER OF EFFECTING THE REVERSE STOCK SPLIT, THE REDUCTION AND THE EXCHANGE STOCK CERTIFICATES

     In the event our stockholders approve the Reverse Stock Split and the Reduction and following the determination by our Board of whether or not the Reverse Stock Split and Reduction should be effected, the

Reverse Stock Split and the Reduction will be effected by the filing of the Certificate of Amendment with the Secretary of the State of Delaware. The Reverse Stock Split and the Reduction will become effective on the date of filing the Certificate of Amendment unless we specify otherwise (the "Effective Date"). As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.

NO RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law, our dissenting stockholders are not entitled to appraisal rights with respect to our proposed amendment to the Charter to effect the Reverse Stock Split and the Reduction, and we will not independently provide our stockholders with any such right.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     We believe that the federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

          1. Except as set forth in (5) below, no gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

          2. Except as set forth in (5) below, the aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

          3. Except as set forth in (5) below, the holding period of the New Share will include the holding period of the Old Shares if such Old Shares were held as capital assets.

          4. The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

          5. The federal income tax consequences of the receipt of an additional hare in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

     Our beliefs regarding, the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as bank, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

     The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he resides.

     The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.

     Approval of the Reverse Stock Split and Reduction will require the affirmative vote of a majority of the outstanding shares of our Common Stock.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT AND REDUCTION.

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
            TO INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY
        IF THE REVERSE STOCK SPLIT AND THE REDUCTION ARE NOT IMPLEMENTED

     If the Board does not effectuate the Reverse Stock Split and the Reduction, the Board of Directors will vote to amend the Company's Certificate of Incorporate to increase the authorized shares of Common Stock, par value $.01 per share, from 75,000,000 to 125,000,000 shares (the "Amendment"). The Board of Directors determined that such Amendment is advisable and directed that the proposed Amendment be considered at the Annual Meeting of Stockholders to be held on June 29, 1999. The Amendment will not effect the number of shares of Preferred Stock authorized.

     The Board of Directors believes that an increase in authorized capital may be desirable for a number of reasons, including but not limited to, facilitating the ability of the Company to effect growth through future acquisitions and financings, future stock splits or dividends for other corporate purposes.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the Amendment. If the Amendment is approved by the Stockholders, the Amendment will become effective upon the filing with the Secretary of State of the State of Delaware.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 75,000,000 TO 125,000,000 IF THE REVERSE STOCK SPLIT AND THE REDUCTION ARE NOT IMPLEMENTED.

                     APPOINTMENT OF THE COMPANY'S AUDITORS

     The appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ended June 30, 1999, will be submitted for ratification by the stockholders.

     Although the Board of Directors of the Company is submitting the appointment of Ernst & Young LLP for stockholder approval, it reserves the right to change the selection of Ernst & Young LLP as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after stockholder approval. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

     The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

                                 OTHER MATTERS

     Management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                 STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT THE
                 COMPANY'S NEXT ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company, at its principal executive offices not later than 120 days prior to the proposed date of the 1999 meeting, for inclusion in the Proxy Statement and Proxy relating to the 1999 Annual Meeting of Stockholders. Any such proposal will be subject to the Company's Bylaws and 17 C.F.R sec.240.142-8 of the Rules and Regulations under the Securities Act of 1933, as amended.

     In addition, the proxy solicited by the Board of Directors for the 1999 Annual Meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than 45 days prior to the proposed date of the 1999 Annual Meeting of Stockholders.

                   AVAILABILITY OF FORM 10-K/A ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K/A for the year ended June 30, 1998, has been included with this Proxy Statement, but is exclusive of certain exhibits filed therewith, including related exhibits as filed with the Securities and Exchange Commission. These exhibits are available without charge to stockholders upon request to Gerald Smith, President, 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Dennis W. Healey, Secretary

Plantation, Florida
May   , 1999

       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

                                 VIRAGEN, INC.

            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- JUNE 29, 1999

The undersigned, revoking all previous proxies, hereby appoint(s) Gerald Smith as Proxy, with full power of substitution, to represent and to vote all Common Stock of Viragen, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held in Davie, Florida on June 29, 1999, including any original or subsequent adjournment thereof, with respect to the proposals set forth in the Notice of Annual Meeting and Proxy Statement. No business other than matters described below is expected to come before the meeting, but should any other matter requiring a vote of stockholders arise, the person named herein will vote thereon in accordance with his best judgment. All powers may be exercised by said Proxy. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

      The Board of Directors recommends a vote FOR each of the following:

                                                           FOR all   WITHHOLD
                                                          nominees   authority
                                                          at right    to vote

[X]        PLEASE MARK   1. To elect 3 directors to the      [ ]        [ ]     NOMINEES:  Class A
           YOUR             Board of Directors, and who                                    Directors
           VOTES AS IN      will be classified as Class                                    Sidney Dworkin
           THIS             A directors, to serve for                                      Charles J. Simons
           EXAMPLE          the term of their designated                                   Robert Salisbury
                            class and until their
                            successors have been elected
                            and qualified.

                          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                          INDIVIDUAL NOMINEE, PLEASE DRAW A LINE THROUGH THAT
                          NOMINEE'S NAME)

                                  FOR      AGAINST    ABSTAIN                                    FOR      AGAINST    ABSTAIN
 2. To approve the possible       [ ]        [ ]        [ ]     3. To authorize the Board of     [ ]        [ ]        [ ]
    issuance of in excess of                                       Directors to effect up to a
    19.99% of the presently                                        1-for-8 reverse stock
    issued and outstanding                                         split of the Company's
    Common Stock of the                                            outstanding Common Stock
    Company for purposes of                                        and simultaneously
    complying with the NASDAQ                                      therewith reduce the
    Stock Market, Marketplace                                      number of shares of
    Rule 4460(i)(1)(D).                                            Common Stock the Company
                                                                   is authorized to issue.

                  (Continued and to be signed on reverse side)

                                                              ------------
                                                               SEE REVERSE
                                                                  SIDE
                                                              ------------

                                  FOR      AGAINST    ABSTAIN                                    FOR      AGAINST    ABSTAIN
 4. In the event the Board of     [ ]        [ ]        [ ]     5. To ratify the appointment     [ ]        [ ]        [ ]
    Directors decides not to                                       of the Company's independent
    implement the                                                  auditors.
    aforementioned reverse
    stock split and reduction
    in capital to amend the
    Company's Certificate of
    Incorporation to increase
    the number of authorized
    shares of Common Stock of
    the Company.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2, PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the Annual Meeting. If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other entity, please sign in the corporate name by President or other authorized officer or person. If a partnership, please sign in partnership name by authorized person.

                                                  PLEASE SIGN, DATE AND RETURN
                                                    PROMPTLY IN THE ENCLOSED
                                                           ENVELOPE.

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature If Held Jointly

                                                --------------------------------
                                                (Please Print Name)

                                                --------------------------------
                                                Number of Shares Subject to
Dated:                          , 1999          Proxy
      --------------------------